News Release
For Immediate Release

LOCKHEED MARTIN ANNOUNCES SECOND QUARTER 2011 RESULTS

•	Net sales of $11.6 billion
•	Earnings from continuing operations of $742 million
•	Earnings per share from continuing operations of $2.14
•	Repurchased 13 million shares at a cost of $1.0 billion
•	Increases 2011 outlook for earnings per share from continuing operations and cash from operations

BETHESDA, Md., July 26, 2011 – Lockheed Martin Corporation (NYSE: LMT) today reported second quarter 2011 net sales of $11.6 billion, compared to $11.3 billion in 2010. Earnings from continuing operations for the second quarter of 2011 were $742 million, or $2.14 per diluted share, compared to $714 million, or $1.92 per diluted share in 2010. Cash from operations in the second quarter of 2011 was $843 million, compared to $1.2 billion in 2010.

The second quarter of 2011 included an unusual charge of ($97) million which reduced earnings by ($63) million, or ($0.18) per share related to the previously announced workforce reductions at Aeronautics and Space Systems, and an unusual tax benefit of $89 million, or $0.26 per share from the resolution of certain tax matters, which together increased earnings from continuing operations by $26 million, or $0.08 per share. The second quarter of 2011 also included a FAS/CAS pension adjustment of ($230) million which reduced earnings by ($142) million, or ($0.41) per share, compared to a FAS/CAS pension adjustment of ($110) million which reduced earnings by ($68) million, or ($0.18) per share in 2010.

"During the second quarter, we had strong execution across the company even while implementing difficult measures to rightsize our business for an environment that remains challenging,” said Bob Stevens, chairman and chief executive officer. “Our focus in this new reality continues to be on delivering affordable solutions that provide value to both our customers and our shareholders."

Summary Reported Results

The following table presents the Corporation’s results for the periods referenced in accordance with generally accepted accounting principles (GAAP):

REPORTED RESULTS	2nd Quarter		Year-to-Date
($ millions, except per share data)	2011	2010	2011	2010
Net sales	$11,551	$11,280	$22,184	$21,617

Operating profit
Segment operating profit	$1,342	$1,267	$2,501	$2,381
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(230)	(110)	(461)	(220)
Unusual item – severance charges	(97)	—	(97)	—
Other, net	(31)	(42)	(107)	(108)
Operating profit	$984	$1,115	$1,836	$2,053
Net earnings (loss) from:
Continuing operations	$742	$714	$1,290	$1,233
Discontinued operations1	—	110	(18)	124
Net earnings	$742	$824	$1,272	$1,357
Diluted earnings (loss) per share:
Continuing operations	$2.14	$1.92	$3.69	$3.29
Discontinued operations1	—	.30	(.05)	.33
Diluted earnings per share	$2.14	$2.22	$3.64	$3.62
Cash from operations	$843	$1,225	$2,527	$2,874

1 Discontinued operations includes the operating results of Pacific Architects and Engineers, Inc. (PAE) for 2010 and through the date of its sale on April 4, 2011 and those of Enterprise Integration Group (EIG) in 2010. The Corporation closed on its sale of EIG on Nov. 22, 2010. The 2010 amounts include a $96 million tax benefit due to the recognition of a deferred tax asset for PAE book and tax differences recorded when the decision was made to sell PAE.

Severance Charges

In the second quarter of 2011, the Corporation recorded severance charges totaling $97 million, net of state tax benefits, of which $49 million and $48 million related to its Aeronautics and Space Systems business segments. The charges reduced net earnings by $63 million ($.18 per share) and consisted of severance costs associated with the planned elimination of certain positions (both direct and indirect) through either voluntary or involuntary actions. Upon separation, terminated employees will receive lump-sum severance payments based on years of service, which are expected to be paid in the second half of 2011. The Corporation expects to recover a substantial amount of the severance charge in future periods through sales of products and services to the U.S. Government and other customers.

These severance actions resulted from a strategic review of these businesses to better align the organization and cost structure with changing economic conditions. Specifically, the workforce reduction at Aeronautics is reflective of the global economic conditions which are forcing governments to reduce spending below levels previously planned. The headcount reduction at Space Systems primarily reflects program lifecycles, where several of its major programs are transitioning out of development and into production.

2011 Financial Outlook

The following table and other sections of this press release contain forward-looking statements, which are based on the Corporation’s current expectations. Actual results may differ materially from those projected. It is the Corporation's practice not to incorporate adjustments to its outlook for proposed acquisitions, divestitures, joint ventures, or unusual items until such transactions have been consummated. See the “Forward-Looking Statements” discussion contained in this press release.

2011 FINANCIAL OUTLOOK 1
($ millions, except per share data)

	Current Update	April 20112

Net sales	$46,000 - $47,000	$45,750 - $47,250

Operating profit:
Segment operating profit	$5,050 - $5,150	$4,950 - $5,100
Unallocated corporate expense, net:
FAS/CAS pension adjustment	(925)	(925)
Other, net	(275)	(325)
Unusual item – severance charges	(100)	—
Operating profit	3,750 - 3,850	3,700 - 3,850

Diluted earnings per share from continuing operations 2	$7.35 - $7.55	$6.95 - $7.25
Cash from operations	> $4,200	> $4,100
1 All amounts approximate 2 The April 2011 financial outlook included the unusual tax benefit of $0.26 from the resolution of certain tax matters.

Cash Deployment Activities

The Corporation deployed cash in 2011 by:
•	repurchasing 13.0 million shares at a cost of $1.0 billion in the second quarter and 16.5 million shares at a cost of $1.3 billion for the year-to-date period;
•	making contributions of $325 million to its pension trust in the second quarter and for the year-to-date period;
•	paying cash dividends totaling $258 million in the second quarter and $524 million for the year-to-date period; and

•	making capital investments of $147 million during the second quarter and $242 million during the year-to-date period.

Segment Results

The Corporation operates in four principal business segments: Aeronautics; Electronic Systems; Information Systems & Global Solutions (IS&GS); and Space Systems.

Operating profit for the business segments includes equity earnings (losses) from their investments, because the operating activities of the investees are closely aligned with the operations of those segments. The Corporation’s largest equity investments are United Launch Alliance (ULA) and United Space Alliance (USA), both of which are part of Space Systems.

The following table presents the operating results of the four business segments and reconciles these amounts to the Corporation’s consolidated financial results.

($ millions)	2nd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales
Aeronautics	$3,423	$3,143	$6,605	$6,083
Electronic Systems	3,755	3,534	7,214	6,784
Information Systems & Global Solutions	2,361	2,522	4,510	4,756
Space Systems	2,012	2,081	3,855	3,994
Total net sales	$11,551	$11,280	$22,184	$21,617

Operating profit
Aeronautics	$400	$370	$731	$701
Electronic Systems	466	441	883	820
Information Systems & Global Solutions	213	210	407	407
Space Systems	263	246	480	453
Segment operating profit	1,342	1,267	2,501	2,381
Unallocated corporate expense, net	(358)	(152)	(665)	(328)
Total operating profit	$984	$1,115	$1,836	$2,053

In the discussion of comparative results, changes in net sales and operating profit generally are expressed in terms of volume and performance.

Changes in volume refer to increases or decreases in sales resulting from varying production activity levels, deliveries, or service levels on individual contracts. Volume changes typically include a corresponding change in operating profit based on the estimate of profit at completion for a particular contract.

Changes in performance refer to increases or decreases in the estimated profit booking rates on the Corporation’s contracts accounted for using the percentage-of-completion method of accounting and usually relate to revisions in the total estimated costs at completion that reflect improved or deteriorated conditions on a particular contract. Such changes in estimated profit booking rates are recognized in the current period and reflect the inception-to-date effect of such changes.

Aeronautics

($ millions)	2nd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales	$3,423	$3,143	$6,605	$6,083
Operating profit	$400	$370	$731	$701
Operating margin	11.7%	11.8%	11.1%	11.5%

Net sales for Aeronautics increased by $280 million or 9 percent for the quarter from the comparable 2010 period. The increase primarily was due to additional volume from work performed on the F-35 low-rate initial production (LRIP) contracts of approximately $160 million, higher volume on C-5 programs of about $100 million, higher C-130J volume of approximately $80 million due to an increase in deliveries (seven C-130J deliveries in the second quarter of 2011 as compared to six in 2010) and support activities, and higher F-16 volume, primarily due to support activities, of approximately $70 million. These increases partially were offset by lower volume of approximately $180 million on the F-22 program, as production continues to wind down with final deliveries expected to be completed in 2012.

Net sales for Aeronautics increased by $522 million or 9 percent for the first six months of 2011 from the comparable 2010 period. The increase primarily was due to an increase in volume from work performed on the F-35 LRIP contracts of approximately $380 million, higher volume on C-5 programs of about $105 million, higher C-130J volume of approximately $310 million due to an increase in deliveries (13 C-130J deliveries in the first six months of 2011 as compared to nine in 2010) and support activities, and higher F-16 volume of approximately $110 million, primarily due to support activities. These increases partially were offset by lower volume of approximately $360 million on the F-22 program, as production continues to wind down with final deliveries expected to be completed in 2012 and lower sales volume of approximately $85 million on the F-35 System Development and Demonstration contract.

Operating profit for Aeronautics increased by $30 million or 8 percent for the quarter from the comparable 2010 period. The increase primarily was attributable to higher operating profit on C-130J programs of about $35 million due to higher volume and the achievement of production milestones and increased operating profit of about $35 million due to achievement of milestones on other Aeronautics sustainment activities. These increases partially were offset by a decline in operating profit on the F-22 program of about $50 million due to lower volume as the production program winds down and a reduction in the level of favorable profit booking rate adjustments.

Operating profit for Aeronautics increased by $30 million or 4 percent for the first six months of 2011 from the comparable 2010 period. The increase primarily was attributable to higher operating profit on C-130J programs of about $40 million due to higher volume and the achievement of production milestones and increased operating profit of about $50 million due to achievement of milestones on other Aeronautics sustainment activities. These increases partially were offset by a decline in operating profit on the F-22 program of about $65 million due to lower volume as the production program winds down and a reduction in the level of favorable profit booking rate adjustments.

The operating margin decrease for the quarter and year-to-date periods as compared to 2010 reflects the changing life cycle of significant Aeronautics programs. Specifically, Aeronautics’ sales are driven by a larger share of LRIP activities on the F-35 and C-5 modernization programs with less work being performed on the F-22 production program. LRIP contracts typically yield lower margins than mature production programs.

Electronic Systems

($ millions)	2nd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales	$3,755	$3,534	$7,214	$6,784
Operating profit	$466	$441	$883	$820
Operating margin	12.4%	12.5%	12.2%	12.1%

Net sales for Electronic Systems increased by $221 million or 6 percent for the quarter and $430 million or 6 percent for the first six months of 2011 from the comparable 2010 periods. The increase primarily was attributable to: higher volume on various air defense programs (including Terminal High Altitude Area Defense (THAAD) and Patriot Advanced Capability-3 (PAC-3)) of approximately $110 million for the quarter and approximately $205 million for the first six months of 2011; increased deliveries on tactical missiles programs (including Hellfire), of approximately $90 million for the quarter and approximately $75 million for the first six months of 2011; and volume on logistics activities (primarily Special Operations Forces Contractor Logistics Support Services program which was not present in the comparable period of 2010), of about $100 million for the quarter and approximately $190 million for the first six months of 2011. The sales increase for the first six months of 2011 also was attributable to higher volume on various radar system programs of approximately $135 million. These increases partially were offset by lower volume on various other training and logistics services programs of approximately $90 million for the quarter and approximately $100 million for the first six months of 2011, and lower volume on ship and aviation systems programs (including P-3 upgrades), of about $90 million for the first six months of 2011.

Operating profit for Electronic Systems increased by $25 million or 6 percent for the quarter and $63 million or 8 percent for the first six months of 2011 from the comparable 2010 periods. The increase primarily was attributable to higher operating profit of approximately $25 million for the quarter and about $50 million for the first six months of 2011 on air defense programs (including PAC-3), due to higher volume and achievement of production milestones.

Information Systems & Global Solutions

($ millions)	2nd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales	$2,361	$2,522	$4,510	$4,756
Operating profit	$213	$210	$407	$407
Operating margin	9.0%	8.3%	9.0%	8.6%

Net sales for IS&GS decreased by $161 million or 6 percent for the quarter and $246 million or 5 percent for the first six months of 2011 from the comparable 2010 periods. The decrease primarily was attributable to lower volume of about $240 million for the quarter and approximately $350 million for the first six months of 2011 due to the absence of the Decennial Response Integration System (DRIS) program that supported the 2010 United States census. These decreases partially were offset by higher volume on numerous smaller programs.

Operating profit for IS&GS for the quarter and first six months of 2011 essentially was unchanged from the comparable 2010 periods. A decrease in operating profit from the absence of DRIS in 2011 was offset by a higher contribution of operating profit from numerous smaller programs including about $30 million from the achievement of program milestones and other factors in the second quarter of 2011.

Space Systems

($ millions)	2nd Quarter		Year-to-Date
	2011	2010	2011	2010
Net sales	$2,012	$2,081	$3,855	$3,994
Operating profit	$263	$246	$480	$453
Operating margin	13.1%	11.8%	12.5%	11.3%

Net sales for Space Systems decreased by $69 million or 3 percent for the quarter and $139 million or 3 percent for the first six months of 2011 from the comparable 2010 periods. The decrease principally was due to lower volume on the NASA Orion program of about $80 million for the quarter and approximately $180 million for the first six months of 2011, and the NASA External Tank program of approximately $25 million for the quarter and about $60 million for the first six months of 2011 as the space shuttle program winds down. Partially offsetting these decreases was an increase of about $20 million for both the quarter and first six months of 2011 due to higher volume in fleet ballistic and defensive missile systems and an increase of approximately $20 million for the quarter and about $95 million for the first six months of 2011 due to higher volume and performance in government satellite activities.

Operating profit for Space Systems increased by $17 million or 7 percent for the quarter and $27 million or 6 percent for the first six months of 2011 from the comparable 2010 periods. Equity earnings from ULA increased by approximately $25 million for both the quarter and the first six months of 2011 related to launch related activities. The ULA increase partially was offset by lower equity earnings at USA of about $10 million for the quarter and approximately $15 million for the first six months of 2011 due to declining space shuttle activities. The increase in operating profit for the first six months of 2011 was also affected by the achievement of program milestones and volume on government satellite programs of about $40 million, partially offset by lower operating profit of about $25 million due to a decline in volume on the NASA Orion program and the completion of certain missile defense contracts in 2010.

Total equity earnings recognized by Space Systems from ULA and USA represented about $80 million or 30 percent of the segment’s operating profit in the second quarter of 2011, compared to about $65 million or 26 percent in the second quarter of 2010 and about $130 million or 27 percent of the segment’s operating profit in the first six months of 2011, compared with about $120 million or 26 percent in the comparable 2010 period. The 2011 level of equity earnings are not indicative of future results and are expected to be lower due to the impact on USA of the space shuttle program. Operating margin primarily increased due to the combined impact of lower sales volume and an increase in operating income, as described above.

Unallocated Corporate Expense, Net

($ millions)	2nd Quarter		Year to Date
	2011	2010	2011	2010
FAS/CAS pension adjustment	$(230)	$(110)	$(461)	$(220)
Unusual item – severance charges	(97)	—	(97)	—
Other, net	(31)	(42)	(107)	(108)
Unallocated corporate expense, net	$(358)	$(152)	$(665)	$(328)

Consistent with the manner in which the Corporation’s business segment operating performance is evaluated by senior management, certain items are excluded from the business segment results and included in “Unallocated corporate expense, net.” See the Corporation’s 2010 Form 10-K for a description of “Unallocated corporate expense, net” including the FAS/CAS pension adjustment.

Income Taxes

The Corporation’s effective income tax rates from continuing operations were 18.4 percent and 23.9 percent for the quarter and six months ended June 26, 2011 and 29.3 percent and 34.7 percent for the quarter and six months ended June 27, 2010. The rates for all periods benefited from tax deductions for U.S. manufacturing activities and dividends related to certain of the Corporation’s defined contribution plans with an employee stock ownership plan feature. The effective rates for the comparable periods were also impacted by the following items:

•
In the second quarter of 2011, the U.S. Congressional Joint Committee on Taxation completed its review of the IRS Appeals Division’s resolution of certain adjustments related to tax years 2003-2008. As a result, the Corporation recorded a reduction of its income tax expense of $89 million through the elimination of liabilities for unrecognized tax benefits in the second quarter of 2011.

•
In the first quarter of 2010, health care legislation eliminated the tax deduction for company-paid retiree prescription drug expenses to the extent they are reimbursed under Medicare Part D, beginning in 2013. As a result, the Corporation recorded additional income tax expense of $96 million for the six months ended June 27, 2010.

•
In the fourth quarter of 2010, tax legislation retroactively extended the research and development (R&D) tax credit for two years, from Jan. 1, 2010 to Dec. 31, 2011. The Corporation recognized R&D tax credits of $9 million and $17 million as a reduction of income tax expense in the quarter and six months ended June 26, 2011, respectively. R&D tax credits were not recognized in comparable periods in 2010 as the credit was not reinstated until later in 2010.

Headquartered in Bethesda, Md., Lockheed Martin is a global security company that employs about 126,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services. The Corporation’s 2010 sales from continuing operations were $45.8 billion.

 ###

NEWS MEDIA CONTACT:	Jeff Adams, 301/897-6308
INVESTOR RELATIONS CONTACT:	Jerry Kircher, 301/897-6584

Web site: www.lockheedmartin.com

Conference call:  Lockheed Martin will webcast the earnings conference call (listen-only mode) at 11:00 a.m. E.T. on July 26, 2011. A live audio broadcast, including relevant charts, will be available on the Investor Relations page of the company’s web site at: http://www.lockheedmartin.com/investor.

FORWARD-LOOKING STATEMENTS

Statements in this release that are "forward-looking statements" are based on Lockheed Martin’s current expectations and assumptions. Forward-looking statements in this release include estimates of future sales, earnings and cash flow. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results could differ materially due to factors such as:
•	the availability of government funding for the Corporation’s products and services both domestically and internationally due to performance, cost growth, or other factors;
•
changes in government and customer priorities and requirements (including the potential deferral of awards, terminations or reduction of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, and cost-cutting initiatives);

•
additional costs or schedule revisions to the F-35 program that may result from the detailed re-planning of the restructured program that is ongoing following completion of the technical baseline review;

•	actual returns (or losses) on pension plan assets, movements in interest and discount rates and other changes that may affect pension plan assumptions;
•	the effect of capitalization changes (such as share repurchase activity, advance pension funding, option exercises, or debt levels) on earnings per share;
•	difficulties in developing and producing operationally advanced technology systems;
•	the timing and customer acceptance of product deliveries;
•	materials availability and performance by key suppliers, subcontractors and customers;
•	charges from any future impairment reviews that may result in the recognition of losses and a reduction in the book value of goodwill or other long-term assets;
•
the future effect of legislation, rulemaking, and changes in accounting, tax, defense procurement, changes in policy, interpretations or challenges to the allowability of costs incurred under government cost accounting standards or export policies;

•	the future impact of acquisitions or divestitures, joint ventures or teaming arrangements;

•	the outcome of legal proceedings and other contingencies (including lawsuits, government investigations or audits, and the cost of completing environmental remediation efforts);
•	the competitive environment for the Corporation’s products and services and potential for delays in procurement due to bid protests;
•	the ability to attract and retain key personnel; and
•	economic, business and political conditions domestically and internationally.

These are only some of the factors that may affect the forward-looking statements contained in this press release. For further information regarding risks and uncertainties associated with Lockheed Martin’s business, please refer to the Corporation’s SEC filings, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and “Legal Proceedings” sections of the Corporation’s 2010 annual report on Form 10-K, which may be obtained at the Corporation’s website: http://www.lockheedmartin.com.

It is the Corporation’s policy to only update or reconfirm its financial projections by issuing a press release. The Corporation generally plans to provide a forward-looking outlook as part of its quarterly earnings release but reserves the right to provide an outlook at different intervals or to revise its practice in future periods. All information in this release is as of July 25, 2011.  Lockheed Martin undertakes no duty to update any forward-looking statement to reflect subsequent events, actual results or changes in the Corporation’s expectations. The Corporation also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Earnings
Unaudited
($ millions, except per share data and percentages)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 26, 2011 (a) (b)	June 27, 2010 (a) (b)	June 26, 2011 (a) (b)	June 27, 2010 (a) (b)

Net sales	$11,551	$11,280	$22,184	$21,617
Cost of sales	10,654	10,238	20,485	19,679
Gross profit	897	1,042	1,699	1,938
Other income, net	87	73	137	115
Operating profit	984	1,115	1,836	2,053
Interest expense	84	86	169	173
Other non-operating income (expense), net	9	(19)	28	9
Earnings from continuing operations before income taxes	909	1,010	1,695	1,889
Income tax expense	167	296	405	656
Net earnings from continuing operations	742	714	1,290	1,233
Net earnings (loss) from discontinued operations (c)	—	110	(18)	124
Net earnings	$742	$824	$1,272	$1,357
Effective tax rate	18.4%	29.3%	23.9%	34.7%
Earnings (loss) per common share
Basic
Continuing operations	$2.16	$1.94	$3.73	$3.33
Discontinued operations	—	0.30	(0.05)	0.33
Basic earnings per common share	$2.16	$2.24	$3.68	$3.66

Diluted
Continuing operations	$2.14	$1.92	$3.69	$3.29
Discontinued operations	—	0.30	(0.05)	0.33
Diluted earnings per common share	$2.14	$2.22	$3.64	$3.62

Average number of shares outstanding
Basic	342.8	367.6	345.6	370.6
Diluted	346.6	371.7	349.6	374.7

Common shares reported in stockholders' equity at quarter end:			333.2	360.0

(a)
It is the Corporation's practice to close its books and records on the Sunday prior to the end of the calendar quarter.  The interim financial statements and tables of financial information included herein are labeled based on that convention.

(b)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011. The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry. All prior periods herein presented have been adjusted for this immaterial change.

(c)
Discontinued operations include the operating results of Pacific Architects and Engineers, Inc. (PAE) for 2010 and through the date of its sale on April 4, 2011, and those of Enterprise Integration Group (EIG) in 2010.  The Corporation closed on its sale of EIG on Nov. 22, 2010.

LOCKHEED MARTIN CORPORATION
Net Sales, Operating Profit and Margins
Unaudited
($ millions, except percentages)
	THREE MONTHS ENDED			SIX MONTHS ENDED
	June 26, 2011	June 27, 2010	% Change	June 26, 2011	June 27, 2010	% Change
Net sales
Aeronautics	$3,423	$3,143	9%	$6,605	$6,083	9%
Electronic Systems	3,755	3,534	6	7,214	6,784	6
Information Systems & Global Solutions	2,361	2,522	(6)	4,510	4,756	(5)
Space Systems	2,012	2,081	(3)	3,855	3,994	(3)
Total	$11,551	$11,280	2%	$22,184	$21,617	3%

Operating profit
Aeronautics	$400	$370	8%	$731	$701	4%
Electronic Systems	466	441	6	883	820	8
Information Systems & Global Solutions	213	210	1	407	407	—
Space Systems	263	246	7	480	453	6
Total business segments	1,342	1,267	6	2,501	2,381	5
Unallocated corporate expense, net	(358)	(152)		(665)	(328)
Total	$984	$1,115	(12)%	$1,836	$2,053	(11)%

Margins
Aeronautics	11.7%	11.8%		11.1%	11.5%
Electronic Systems	12.4	12.5		12.2	12.1
Information Systems & Global Solutions	9.0	8.3		9.0	8.6
Space Systems	13.1	11.8		12.5	11.3
Total business segments	11.6	11.2		11.3	11.0
Total consolidated	8.5%	9.9%		8.3%	9.5%

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
($ millions, except per share data)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
Unallocated corporate expense, net
FAS/CAS pension adjustment:
FAS pension expense	$(456)	$(357)	$(911)	$(714)
Less: CAS expense	(226)	(247)	(450)	(494)
FAS/CAS pension adjustment - expense	(230)	(110)	(461)	(220)
Unusual Item - severance charges	(97)	—	(97)	—
Other, net	(31)	(42)	(107)	(108)
Total	$(358)	$(152)	$(665)	$(328)

	THREE MONTHS ENDED JUNE 26, 2011			SIX MONTHS ENDED JUNE 26, 2011
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Items - 2011
Severance charges	$(97)	$(63)	$(0.18)	$(97)	$(63)	$(0.18)
Resolution of certain adjustments related to tax years 2003-2008	—	89	0.26	—	89	0.25
Total	$(97)	$26	$0.08	$(97)	$26	$0.07

	THREE MONTHS ENDED JUNE 27, 2010			SIX MONTHS ENDED JUNE 27, 2010
	Operating profit	Net earnings	Earnings per share	Operating profit	Net earnings	Earnings per share
Unusual Item - 2010
Elimination of Medicare Part D deferred tax assets	$—	$—	$—	$—	$(96)	$(0.25)

LOCKHEED MARTIN CORPORATION
Selected Financial Data
Unaudited
($ millions)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
Depreciation and amortization of plant and equipment
Aeronautics	$52	$48	$105	$95
Electronic Systems	53	58	107	112
Information Systems & Global Solutions	13	14	24	28
Space Systems	44	44	89	87
Total business segments	162	164	325	322
Unallocated corporate expense, net	12	15	24	29
Total depreciation and amortization of plant and equipment	$174	$179	$349	$351

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Balance Sheets
Unaudited
($ millions)
	JUNE 26,	DECEMBER 31,
	2011	2010
Assets
Current assets
Cash and cash equivalents	$3,268	$2,261
Short-term investments	254	516
Receivables, net	6,547	5,692
Inventories	2,226	2,363
Deferred income taxes	1,140	1,147
Other current assets	519	518
Assets of discontinued operation held for sale	—	396
Total current assets	13,954	12,893

Property, plant and equipment, net	4,421	4,554
Goodwill	9,615	9,605
Deferred income taxes	3,268	3,485
Other assets	4,460	4,576
Total assets	$35,718	$35,113

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,219	$1,627
Customer advances and amounts in excess of costs incurred	6,037	5,890
Salaries, benefits and payroll taxes	1,819	1,870
Other current liabilities	1,981	1,810
Liabilities of discontinued operation held for sale	—	204
Total current liabilities	12,056	11,401

Long-term debt, net	5,031	5,019
Accrued pension liabilities	10,720	10,607
Other postretirement benefit liabilities	1,240	1,213
Other liabilities	3,383	3,376
Total liabilities	32,430	31,616

Stockholders' equity
Common stock, $1 par value per share	333	346
Additional paid-in capital	—	—
Retained earnings	11,626	12,161
Accumulated other comprehensive loss	(8,671)	(9,010)
Total stockholders' equity	3,288	3,497
Total liabilities and stockholders' equity	$35,718	$35,113

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statements of Cash Flows
Unaudited
($ millions)
	SIX MONTHS ENDED
	June 26, 2011	June 27, 2010
Operating Activities
Net earnings	$1,272	$1,357
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization of plant and equipment	349	351
Amortization of purchased intangibles	39	49
Stock-based compensation	79	82
Deferred income taxes	59	34
Severance charges	97	—
Reduction in tax expense from resolution of certain tax matters	(89)	—
Tax benefit related to sale of PAE	(15)	(96)
Tax expense related to Medicare Part D reimbursement	—	96
Changes in operating assets and liabilities
Receivables, net	(861)	(536)
Inventories	148	(199)
Accounts payable	592	242
Customer advances and amounts in excess of costs incurred	151	143
Postretirement benefit plans	622	366
Income taxes	196	588
Other, net	(112)	397
Net cash provided by operating activities	2,527	2,874

Investing Activities
Expenditures for property, plant and equipment	(242)	(223)
Net cash provided by (used for) short-term investment transactions	260	(531)
Other, net	236	(50)
Net cash provided by (used for) investing activities	254	(804)

Financing Activities
Repurchases of common stock	(1,313)	(1,247)
Common stock dividends	(524)	(471)
Issuances of common stock and related amounts	65	45
Cash premium and transaction costs for debt exchange	—	(47)
Other	(12)	—
Net cash used for financing activities	(1,784)	(1,720)
Effect of exchange rate changes on cash and cash equivalents	10	(19)
Net increase in cash and cash equivalents	1,007	331
Cash and cash equivalents at beginning of period	2,261	2,391
Cash and cash equivalents at end of period	$3,268	$2,722

LOCKHEED MARTIN CORPORATION
Condensed Consolidated Statement of Stockholders' Equity
Unaudited
($ millions, except per share data)
				Accumulated
		Additional		Other	Total
	Common	Paid-In	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance at December 31, 2010	$346	$—	$12,372	$(9,010)	$3,708
Cumulative effect of a change in accounting principle (a)	—	—	(211)	—	(211)
Balance at December 31, 2010, as adjusted	346	—	12,161	(9,010)	3,497
Net earnings	—	—	1,272	—	1,272
Repurchases of common stock (b)	(17)	(261)	(1,021)	—	(1,299)
Common stock dividends declared (c)	—	—	(786)	—	(786)
Stock-based awards and ESOP activity	4	261	—	—	265
Other comprehensive income (d)	—	—	—	339	339
Balance at June 26, 2011	$333	$—	$11,626	$(8,671)	$3,288

(a)
As previously disclosed, the Corporation changed its methodology for recognizing net sales for service contracts with the U.S. Government effective Jan. 1, 2011.  The Corporation now recognizes sales on those contracts using the preferable percentage-of-completion (POC) method consistent with its accounting for product sales and others in the industry.  All prior periods presented have been adjusted for this immaterial change.

(b)
The Corporation repurchased 13.0 million shares for $1.0 billion during the second quarter.  Year-to-date, the Corporation repurchased 16.5 million shares for $1.3 billion. In Oct. 2010, the Corporation's Board of Directors approved a new share repurchase program for the repurchase of its common stock, up to an authorized amount of $3.0 billion.  As of June 26, 2011, the Corporation had repurchased a total of 27.7 million shares under the new program for $2,074 million, and there remained $926 million authorized for additional share repurchases.

(c)
Includes dividends ($0.75 per share) declared and paid in the first and second quarters.  This amount also includes a dividend ($0.75 per share) that was declared on June 23, 2011 and is payable on Sept. 23, 2011 to stockholders of record on Sept. 1, 2011.

(d)	Primarily represents the reclassification adjustment for recognition of prior period amounts related to postretirement benefit plans of $330 million.

LOCKHEED MARTIN CORPORATION
Operating Data
Unaudited
	June 26,	December 31,
	2011	2010
Backlog
($ millions)
Aeronautics	$29,900	$27,500
Electronic Systems	22,300	23,400
Information Systems & Global Solutions	8,600	9,700
Space Systems	16,500	17,800
Total	$77,300	$78,400

	THREE MONTHS ENDED		SIX MONTHS ENDED
Aircraft Deliveries	June 26, 2011	June 27, 2010	June 26, 2011	June 27, 2010
F-16	7	5	12	11
F-22	6	4	8	8
F-35	2	—	2	—
C-130J	7	6	13	9
C-5M	1	—	1	—